FOR IMMEDIATE RELEASE
Contact: Andrew Gordon, President and CEO
Telephone: (718) 832-0800

Coffee Holding Co., Inc. Announces Stock Repurchase Program

BROOKLYN, New York - April 13, 2007. Coffee Holding Co., Inc. (the “Company” or “Coffee Holding”) (AMEX: JVA) today announced that its Board of Directors has authorized a stock repurchase plan pursuant to which the Company may repurchase up to 5.0%, or 276,491 shares, of its common stock outstanding as of April 12, 2007, as a means to enhance long-term shareholder value. The repurchases will be made in the open market at prevailing market prices or in privately negotiated transactions in accordance with all applicable securities laws and regulations. Such repurchases will be made from time to time, subject to market conditions, at the discretion of Company management.

"We believe strongly in the fundamental strength of Coffee Holding," said President and Chief Executive Officer Andrew Gordon. "Buying back our shares is a vote of confidence in our business, our employees and our shareholders. We consider our stock to be undervalued at current market prices. We view a stock repurchase program as a good investment in our future as it will increase earnings per share and allow us to acquire our own stock, which could be used to finance potential acquisitions.”

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold through the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi unit retail customers.

Forward-Looking Statements

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.